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                                                                    Exhibit 99.5


FOR IMMEDIATE RELEASE                        CONTACT: JEROME P. GRISKO, JR.
                                                      President
                                                      Cleveland, Ohio
                                                      (216) 447-9000

             CBIZ COMPLETES SALE OF RISK-BEARING INSURANCE DIVISION


Cleveland, Ohio (October 6, 2000)-Century Business Services, Inc. (NASDAQ: CBIZ) ("CBIZ"), today announced that it has completed the sale of its risk-bearing insurance operations.

ProFinance Holdings Corporation (as assignee of Avalon National Corporation), which is comprised of a group of financial entities including Stonehenge Opportunity Fund, LLC; Colonial Banc Corp.; Richmond Mutual Bancorporation, Inc.; Ohio Valley Banc Corp.; Ohio Heritage Bancorp, Inc.; and DCB Financial Corp., and certain members of the risk-bearing division's management, purchased the risk-bearing insurance division, which includes Century Surety Company and Evergreen National Indemnity. After pre-closing adjustments, final consideration paid for the division was $28 million. Net proceeds from the sale will be used to reduce bank debt.

Century Business Services, Inc. is a provider of outsourced business services to small and medium-sized companies throughout the United States. The Company provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides valuation; litigation advisory; performance consulting; government relations; commercial real estate; wholesale insurance; healthcare consulting; medical practice management; worksite marketing; and capital advisory services. These services are provided throughout a network of more than 200 Company offices in 36 states and the District of Columbia, as well as through its subsidiary, CBIZ Small Business Solutions, a franchisor of accounting services with approximately 550 offices in 47 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company's ability to acquire and finance additional businesses; the Company's ability to adequately manage its growth; the Company's dependence on the current trend of outsourcing business services; the Company's dependence on the services of its key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

For further information regarding CBIZ, call our Investor Relations Office at
(216) 447-9000 or visit our web site at www.cbiz.com. To receive CBIZ press releases via e-mail, please write to pressrelease@cbiz.com.